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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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/ /	Preliminary Proxy Statement
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/x/	Definitive Proxy Statement
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/ /	Soliciting Material Pursuant to §240.14a-12
SCHULER HOMES, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SCHULER HOMES, INC.
400 Continental Boulevard
Suite 100
El Segundo, CA 90245

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

    To Be Held August 16, 2001

To our Stockholders:

    You are cordially invited to attend the Annual Meeting of Stockholders of Schuler Homes, Inc. (the "Company") which will be held at 400 Continental Boulevard, Suite 100, El Segundo, California 90245 at 9:30 a.m. on Thursday, August 16, 2001, for the following purposes:

1.
To elect nine members of the Board of Directors to serve for a period of one year or until their successors have been duly elected and qualified;

2.
To approve certain amendments to the Certificate of Incorporation of the Company to provide for not less than five nor more than eleven directors on the Board of Directors, the exact number to be fixed by the Board of Directors;

3.
To ratify the appointment of Ernst & Young LLP as independent auditors of the Company for the fiscal year ending March 31, 2002; and

4.
To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

    These matters are more fully described in the proxy statement accompanying this notice.

    Only stockholders of record at the close of business on July 2, 2001 are entitled to notice of and to vote at the Annual Meeting. The stock transfer books will remain open between the record date and the date of the Annual Meeting. A list of stockholders entitled to vote at the Annual Meeting will be available for inspection at the time and place of the meeting and, during the ten days prior to the meeting, at the executive offices of the Company.

    All stockholders are cordially invited to attend the meeting in person. Whether or not you plan to attend, please sign and return the enclosed proxy as promptly as possible in the envelope enclosed for your convenience. Should you receive more than one proxy because your shares are registered in different names and addresses, each proxy should be signed and returned to assure that all of your shares will be voted. You may revoke your proxy at any time prior to the Annual Meeting. If you attend the Annual Meeting and vote by ballot, your proxy will be revoked automatically and only your vote at the Annual Meeting will be counted.

    Please read the proxy material carefully. Your vote is important and the Company appreciates your cooperation in considering and acting on the matters presented.

Very truly yours,
James K. Schuler Co-Chairman of the Board, President and Chief Executive Officer

El Segundo, California
July 30, 2001

    YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU OWN. PLEASE READ THE ATTACHED PROXY STATEMENT CAREFULLY, COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE AND RETURN IT IN THE ENCLOSED ENVELOPE.

Stockholders Should Read the Entire Proxy Statement
Carefully Prior to Returning Their Proxies

PROXY STATEMENT
FOR
ANNUAL MEETING OF STOCKHOLDERS OF
SCHULER HOMES, INC.

To Be Held August 16, 2001

    This proxy statement is furnished in connection with the solicitation by the Board of Directors of Schuler Homes, Inc., a Delaware corporation ("Schuler Homes" or the "Company") of proxies to be voted at the Annual Meeting of Stockholders (the "Annual Meeting") which will be held at 9:30 a.m. on Thursday, August 16, 2001, at Suite 100 of 400 Continental Boulevard, El Segundo, California 90245 or at any adjournments or postponements thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. This proxy statement and the proxy card were first mailed to stockholders on or about August 1, 2001.

Voting Rights and Solicitation

    The specific proposals to be considered and acted upon at the Annual Meeting are summarized in the accompanying Notice and are described in more detail in this Proxy Statement. July 2, 2001 was the record date for stockholders entitled to notice of and to vote at the Annual Meeting. As of that date, Schuler Homes had 21,763,446 shares of Class A common stock, $.001 par value per share (the "Class A Common Stock") outstanding, and 18,754,727 shares of Class B common stock, $.001 par value per share (the "Class B Common Stock" and together with the Class A Common Stock, the "Common Stock") outstanding. All of the shares of the Company's Common Stock outstanding on the record date are entitled to vote at the Annual Meeting, and, unless otherwise indicated, stockholders of record entitled to vote at the meeting will have one (1) vote per share of Class A Common Stock so held and one-half (1/2) vote per share of Class B Common Stock so held on the matters to be voted upon.

    Shares of the Company's Common Stock represented by proxies in the accompanying form which are properly executed and returned to Schuler Homes will be voted at the Annual Meeting in accordance with the stockholders' instructions contained therein. In the absence of contrary instructions, shares represented by such proxies will be voted FOR the election of the directors as described herein under "Proposal 1—Election of Directors," FOR approval of the proposed amendment to the Company's Certificate of Incorporation as described herein under "Proposal 2—Amendment to Certificate of Incorporation," and FOR ratification of the selection of Ernst & Young LLP as our independent auditors as described herein under "Proposal 3—Ratification of Selection of Independent Auditors." Management does not know of any matters to be presented at this Annual Meeting other than those set forth in this proxy statement and in the notice accompanying this proxy statement. If other matters should properly come before the meeting, the proxy holders will vote on such matters in accordance with their best judgment. Any stockholder has the right to revoke his or her proxy at any time before it is voted by (i) delivering to the Company at its principal executive office at 400 Continental Boulevard, Suite 100, El Segundo, California 90245, Attention: Chief Financial Officer, a written notice of revocation or duly executed proxy bearing a later date, or (ii) attending the meeting and voting in person. The proposed amendment to the Certificate of Incorporation requires the approval of the holders of two-thirds of the outstanding shares of Class A Common Stock and two-thirds of the outstanding shares of Class B Common Stock. Some directors will be elected solely by the holders of Class A Common Stock (the "Class A Directors") and some will be elected solely by the holders of Class B Common Stock (the "Class B Directors"). Election of Class A Directors shall be determined by a majority of the votes cast by the holders of Class A Common Stock entitled to vote at the election present in person or represented by proxy. Election of Class B Directors shall be determined by a majority of the votes cast by the holders of Class B Common Stock entitled to vote at the election present in person or represented by proxy. Any other matters submitted for stockholder approval at the Annual Meeting will be decided by the majority vote of the shares of Common Stock present in person or represented by proxy and entitled to vote at the meeting. Abstentions and broker non-votes are each included in the determination of the number of shares present for quorum purposes. Abstentions are counted in tabulations of the votes cast on proposals presented to stockholders and will have the same effect as negative votes. Broker non-votes are not counted for purposes of determining whether a proposal has been approved and will generally have the effect of negative votes.

    The entire cost of soliciting proxies will be borne by Schuler Homes. Proxies will be solicited principally through the use of the mails, but, if deemed desirable, may be solicited personally or by telephone, telegraph or special letter by officers and regular Schuler Homes employees for no additional compensation. Arrangements may be made with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy material to the beneficial owners of the Company's Common Stock, and such persons may be reimbursed for their expenses.

Deadline for Receipt of Stockholder Proposals

    Proposals of stockholders of the Company that are intended to be presented by such stockholders at the Company's 2002 Annual Meeting must be received at the Company's principal executive offices no later than March 15, 2002, in order that they may be included in the proxy statement and form of proxy relating to that meeting. In addition, the proxy solicited by the Board of Directors for the 2002 Annual Meeting will confer discretionary authority to vote on any stockholder proposal presented at that meeting, unless the Company receives notice of such proposal not later than March 15, 2002.

The Merger

    The Company was formed in order to effect the combination of the businesses of Western Pacific Housing and Schuler Residential, Inc. (formerly Schuler Homes, Inc.). On April 3, 2001, we completed a reorganization in which the businesses of the two entities were combined. On June 21, 2001, we effectuated the merger of Schuler Residential, Inc. into the Company. As the Company had no operations until the April 3, 2001 merger, historical information contained herein generally relates to actions of the Board of Directors of Schuler Residential, Inc.

PROPOSAL 1

ELECTION OF DIRECTORS

    The members of the Board of Directors of Schuler Homes were elected by the stockholders in April of this year in connection with the combination of the businesses of Schuler Residential and Western Pacific. There are currently nine members of the Board of Directors: five Class A Directors and four Class B Directors, each of whom holds office for a one-year term until the next Annual Meeting and until such person's successor has been elected and qualified. The Board of Directors has amended the Bylaws of the Company to provide that the number of directors shall be not less than five nor more than eleven, and shall initially be ten. In order that the directors shall serve a one-year term until the next Annual Meeting, the Board of Directors deems it in the best interests of the Company for the stockholders to elect the directors at the 2001 Annual Meeting. The nominees for the Board of Directors are set forth below. The proxy holders intend to vote all proxies received by them in the accompanying form for the nominees for director listed below. In the event that any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the resulting vacancy. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them for any nominee listed below. As of the date of this proxy statement, the Board of Directors is not aware that any nominee is unable or will decline to serve as a director.

    The Company's Board of Directors recommends that stockholders vote FOR the nominees listed below.

Nominees to Board of Directors

Name	Director Since**	Age	Stockholder Class
James K. Schuler	2000	62	A
Eugene S. Rosenfeld	2000	67	B
Pamela S. Jones	2001	40	A
Thomas A. Bevilacqua	2001	45	A
Martin T. Hart	2001	66	A
Ricardo Koenigsberger	2001	34	B
Lee Neibart	2001	50	B
Arnold Rosenstein	2001	48	B
David M. Traversi	2001	42	A
Raymond Wirta*		57

*
If Proposal 2—Amendment to Certificate of Incorporation is approved by the stockholders, the Board of Directors intends to fill the vacancy by electing Mr. Wirta as the tenth Director.
**
James K. Schuler, Pamela S. Jones and Martin T. Hart each served as a director of Schuler Residential, Inc. (formerly Schuler Homes, Inc.), since 1992. Thomas A. Bevilacqua served as a director of Schuler Residential since 1997.

    James K. Schuler is currently the Co-Chairman of the Board of Directors of the Company as well as its President and Chief Executive Officer. Mr. Schuler founded Schuler Residential and was its Chairman of the Board, President and Chief Executive Officer since its incorporation in January 1992 until Schuler Residential merged into the Company on June 21, 2001. From 1988 to January 1992, Mr. Schuler served as Chairman of the Board, President and Chief Executive Officer of JPS Hawaii, Inc., the predecessor of Schuler Homes. Since 1973, he has also been President of James K. Schuler & Associates, Inc., a private single- and multi-family development company that previously constructed homes in Hawaii, California, Washington and Texas.

    Eugene S. Rosenfeld is currently the Co-Chairman of the Board of Directors of the Company. One of the founders of Western Pacific, Mr. Rosenfeld served as its Chief Executive Officer from December 1993 until the merger. From 1968 to 1976, he was President and Chief Executive Officer of

Kaufman & Broad, Inc. Mr. Rosenfeld is also a managing partner of Highridge Partners, L.P., a commercial real estate investment firm.

    Pamela S. Jones is the Company's Executive Vice President and Chief Investment Officer, and became a director upon completion of the merger. As previously announced, Ms. Jones has taken a leave of absence from her employment with the Company, but will remain active as a Director on our Board of Directors and is available to us for consultation, as needed. Ms. Jones was Schuler Residential's Senior Vice President of Finance and Chief Financial Officer beginning in January 1992 and was a director of Schuler Residential from January 1992 until the merger of Schuler Residential into the Company on June 21, 2001. From July 1988 to January 1992, Ms. Jones served as Vice President of Finance and Chief Financial Officer of JPS Hawaii, Inc. From September 1983 to May 1988, Ms. Jones was employed as an accountant and manager in the Seattle, Washington office of Touche Ross & Co. Ms. Jones is the daughter of Mr. Schuler.

    Thomas A. Bevilacqua became a director upon completion of the merger. Mr. Bevilacqua was a director of Schuler Residential from April 1997 until the merger of Schuler Residential into the Company on June 21, 2001. Mr. Bevilacqua is Chief Strategic Investment Officer of E*Trade Group, Inc. From 1991 to April 1999 Mr. Bevilacqua was a partner of Brobeck, Phleger & Harrison LLP, where he served as a member of the executive committee and co-head of the firm's venture investment fund. Mr. Bevilacqua is also a director of E*Trade Online Ventures and is the managing general partner of E*Trade Venture Capital.

    Martin T. Hart became a director upon completion of the merger. Mr. Hart is a private investor who has owned and managed a number of companies over the years. Mr. Hart served as a director of Schuler Residential from April 1992 until the merger of Schuler Residential into the Company on June 21, 2001. Mr. Hart has also served as a director of P.J. America, Inc., a food service company, since 1992, MassMutual Corporate Investors since 1991, MassMutual Participation Investors, Inc., an investment company, since 1991, T-Netix, Inc., a communications company, since 1997 Vail Banks, Inc., a bank holding company, since 1997 and ValueClick, Inc., a marketing company, since 1999.

    Ricardo Koenigsberger became a director upon completion of the merger. Mr. Koenigsberger has been a partner of Apollo Real Estate Advisors, L.P., an affiliate of one of the principal owners of Western Pacific, since 1993, where he is responsible for new investments and investment management. Mr. Koenigsberger has been associated with Apollo Advisors, L.P. since 1990. Mr. Koenigsberger is also a director of Meadowbrook Golf Group, Inc. and Atlantic Gulf Communities Corp. (which recently filed for Chapter 11 Bankruptcy protection)

    Lee Neibart became a director upon completion of the merger. Mr. Neibart has been a partner of Apollo Real Estate Advisors, L.P. since 1994, where he is in charge of portfolio and asset management. From 1989 to 1993, Mr. Neibart was Executive Vice President and Chief Operating Officer of the Robert Martin Company, a real estate development and management firm. Mr. Neibart is also a director of Koger Equity, Inc., Meadowbrook Golf Group, Inc., Metropolis Realty Trust, Inc., Next Health, Inc., and Atlantic Gulf Communities Corp. (which recently filed for Chapter 11 Bankruptcy protection).

    Arnold Rosenstein became a director upon completion of the merger. Mr. Rosenstein is currently the chairman of the board of directors of Meadowbrook Golf Group, Inc. Apollo Real Estate Investment Fund is a major investor in Meadowbrook. Before joining Meadowbrook in 1995 as chairman of the board of directors, Mr. Rosenstein served as the President of Realtech Development & Construction Co.

    David M. Traversi became a director upon completion of the merger. Mr. Traversi has been the President and Chief Executive Officer and a director of PRE Solutions, Inc. since August 2000 and a managing director of 2020 Growth Partners, LLC since 1999. From 1997 to 1998, Mr. Traversi was President of Sirrom Capital West, Inc., a subsidiary of Sirrom Capital Corporation, for whom Mr. Traversi served as President from 1998 to 1999. From 1989 to 1996, Mr. Traversi was a managing director for Montgomery Securities. He was also Senior Vice President for E*Trade Group, Inc. in 1996.

    Raymond Wirta has been Chief Executive Officer of CB Richard Ellis Services Inc. ("CB Richard Ellis") since May 1999 and a director of CB Richard Ellis since August 1997. He served as Chief Operating Officer of CB Richard Ellis from May 1998 to May 1999. Mr. Wirta was Chief Executive Officer and a Director of Koll Real Estate Services from November 1994 to August 1997. Prior to that, Mr. Wirta held various management positions with Koll Management Services, Inc. since 1981. Mr. Wirta was a member of the Board of Directors and served as Chief Executive Officer from June 1992 to November 1996 of Koll Real Estate Group, Inc., which filed for Chapter 11 Bankruptcy protection on July 14, 1997 with a reorganization plan pre-approved by its bondholders.

Board of Directors Meetings and Committees

    The Board of Directors of the Company held a total of seven meetings during the fiscal year ended March 31, 2001. Each director attended at least 75% of the aggregate of (i) the total number of meetings of the Board of Directors and (ii) the total number of meetings held by all committees of the Board of Directors on which he or she served.

    The Company has an Audit Committee and a Compensation Committee of the Board of Directors. There is no nominating committee or committee performing the functions of such committee.

    The Audit Committee meets with the Company's financial management and its independent auditors and reviews internal control conditions, audit plans and results, and financial reporting procedures. This Committee, currently consisting of Thomas A. Bevilacqua, Martin T. Hart and David M. Traversi, held three meetings during the fiscal year ended March 31, 2001.

    The Compensation Committee reviews and approves the Company's compensation arrangements for key employees and administers the 2000 Incentive Bonus Plan, the 2000 Stock Incentive Plan and the 1998 Employee Stock Purchase Plan. This Committee, currently consisting of Thomas A. Bevilacqua, Martin T. Hart, Ricardo Koenigsberger and David M. Traversi, held four meetings during the fiscal year ended March 31, 2001.

Director Remuneration

    Non-employee members of the Board of Directors are each paid an annual retainer fee of $20,000 plus a fee of $500 per meeting and are reimbursed for all out-of-pocket costs incurred in connection with their attendance at such meetings. Automatic option grants in the amount of 5,000 shares are made annually to each individual who continues to serve as a non-employee member of the Board of Directors on the date of each subsequent Annual Meeting, provided that such individual has served as a non-employee director for at least six months prior to the date of such meeting. No such member of the Board may be granted options to purchase in excess of 50,000 shares of the Company's Class A Common Stock, subject to adjustment for stock splits, dividends and other similar changes affecting the outstanding number of shares of Common Stock. In May 2000, Martin T. Hart and Thomas A. Bevilacqua each received an option grant for 5,000 shares of Class A Common Stock with an exercise price per share of $6.188.

Indemnification of Directors and Officers

    The Company's Certificate of Incorporation and Bylaws provide for indemnification of all directors and executive officers. Each director and executive officer of the Company has entered into a separate indemnification agreement with the Company.

PROPOSAL 2

AMENDMENT TO COMPANY'S CERTIFICATE OF INCORPORATION

    The Board of Directors has proposed, subject to stockholder approval, that the Company's Certificate of Incorporation be amended to provide that the number of directors on the Board of Directors shall be not less than five nor more than eleven, the actual number to be fixed from time to time by the Board of Directors. The number of directors has been fixed by the Board of Directors at ten.

    The Certificate of Incorporation currently contemplates nine directors. Currently, the holders of Class A Common Stock are entitled to elect five directors to the Board of Directors, and the holders of Class B Common Stock are entitled to elect four directors to the Board of Directors. To effect the amendment to the Certificate of Incorporation, Article SEVENTH of the Certificate of Incorporation is proposed to be amended and restated as follows:

    "ARTICLE SEVENTH. (a) So long as any shares of Class B Common Stock are issued and outstanding, the number of Directors which shall constitute the whole Board of Directors of the Corporation shall be not less than five nor more than eleven, the exact number to be fixed from time to time by a majority of the Board of Directors then in office, subject to this Article SEVENTH; provided, however, that the number of directors constituting the whole Board of Directors of the Corporation shall not be less than the aggregate number of directors that the holders of Class A Common Stock and Class B Common Stock are then entitled to elect pursuant to Section 4(c)(i)(A) of this Certificate of Incorporation. From and after the time when there are no shares of Class B Common Stock issued and outstanding, the number of Directors which shall constitute the whole Board of Directors of this Corporation shall be as specified in the Bylaws of this Corporation, subject to this Article SEVENTH."

    The amendment to the Certificate of Incorporation has been proposed because the Board of Directors believes it is in the Corporation's best interests to increase the size of the Board of Directors.

    The affirmative vote of the holders of at least 66 2/3% of the outstanding shares of Class A Common Stock, voting as a separate class, and the affirmative vote of the holders of at least 66 2/3% of the outstanding shares of Class B Common Stock, voting as a separate class, is required to approve the above amendment to the Certificate of Incorporation.

    The Company's Board of Directors recommends that the stockholders vote FOR the proposed amendment to the Company's Certificate of Incorporation.

PROPOSAL 3
RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

    The firm of Ernst & Young LLP served as independent auditors for the Company for the fiscal year ended March 31, 2001. The Board of Directors has appointed Ernst & Young LLP to serve in the same capacity for the current fiscal year and is asking stockholders to ratify the selection of Ernst & Young LLP by the Board of Directors as independent auditors. The affirmative vote of a majority of the shares presented and voting at the meeting is required to ratify the selection of Ernst & Young LLP. In the event that stockholders fail to ratify the selection of Ernst & Young LLP, the Board of Directors would reconsider such selection.

    A representative of Ernst & Young LLP is expected to attend the Annual Meeting and has indicated that he has no statement to make, but will be available to respond to appropriate questions and to make a statement if such representative desires to do so.

    The Company's Board of Directors recommends that the stockholders vote FOR the ratification of the selection of Ernst & Young LLP to serve as the Company's independent auditors for the fiscal year ending March 31, 2002.

OTHER MATTERS

    Management does not know of any matters to be presented at this Annual Meeting other than those set forth herein and in the notice accompanying this proxy statement. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as the Board of Directors may recommend. Discretionary authority with respect to such other matters is granted by the execution of the enclosed proxy.

Security Ownership of Certain Beneficial Owners and Management

    The following table sets forth, as of June 15, 2001, certain information regarding the beneficial ownership of the Company's Common Stock (except as indicated in the footnotes below) by: (i) each person who beneficially owns more than 5.0% of either class of our common stock; (ii) each of our executive officers and directors; and (iii) all of our executive officers and directors as a group.

Name and Address of Beneficial Owners	Class A shares	% Class A	% Class B	Class B shares	% Voting power(1)
James K. Schuler(2)**	10,433,828	48.0%	—	—	33.5%
James K. Schuler Revocable Living Trust**	9,619,763	44.2%	—	—	30.9%
WPH-Schuler, LLC(3)	—	—	18,754,727	100.0%	30.1%
Apollo Real Estate Investment Fund, L.P.(3)(4)	—	—	9,453,849	50.4%	15.2%
Highridge Pacific Housing Investors, L.P.(3)(5)(6)	—	—	6,954,392	37.1%	11.2%
Blackacre WPH, LLC(3)(7)	—	—	2,346,486	12.5%	3.8%
Franklin Resources, Inc.(8)	1,543,000	7.1%	—	—	5.0%
State of Wisconsin Investment Board(9)	1,540,000	7.1%	—	—	4.9%
Loomis, Sayles & Company, L.P.(10)	1,359,840	6.3%	—	—	4.4%
Dimensional Fund Advisors Inc.(11)	1,396,300	6.4%	—	—	4.5%
Greenwood Properties Corp.(12)	1,411,703	6.5%	—	—	4.5%
Goldman Sachs Asset Management(13)	1,200,000	5.5%	—	—	3.9%
Eugene Rosenfeld(5)	—	—	—	*	*
Ricardo Koenigsberger(4)	—	—	—	*	*
Lee Neibart(4)	—	—	—	*	*
Arnold Rosenstein	—	—	—	*	*
David Traversi	100	*	—	*	*
Craig Manchester(6)	—	—	—	*	*
Thomas Connelly(14)	—	—	—	*	*
Thomas Bevilacqua(15)**	27,500	*	—	—	*
Martin Hart(16)**	44,808	*	—	—	*
Pamela Jones(17)**	185,418	*	—	—	*
Douglas Tonokawa(18)**	44,590	*	—	—	*
C. Evan Knapp(19)	—	—	—	*	*
All directors and executive officers as a group	10,736,244	49.3%	—	—	34.5%

*
Less than one percent.

**
The address for each of these stockholders or beneficial owners is 828 Fort Street Mall, Fourth Floor, Honolulu, Hawaii 96813.

(1)
Represents the percentage of voting power of these stockholders or beneficial owners if the Company's Class A and Class B Common Stock were to vote as a single class. Holders of the Company's Class A Common Stock will have one vote per share, and holders of the Company's Class B Common Stock will have one-half vote per share. However, the holders of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock, each voting as a separate class, must approve mergers, consolidations, a dissolution or liquidation, or a sale of substantially all of the Company's assets and certain amendments to the Company's certificate of incorporation; and the holders of two-thirds of the outstanding shares of Class A Common Stock and Class B Common Stock, each voting as a separate class, must approve certain other amendments to the Company's certificate of incorporation. Holders of each class also elect their own directors. If the Company's Class A Common Stock and Class B Common Stock were to vote as separate classes, the percentage of voting power of these stockholders or beneficial owners within each class is set forth above under the columns headed "% Class A" and "% Class B."

(2)
Includes a total of 814,065 shares held of record by The James and Patricia Schuler Foundation and the James K. Schuler 1998 Qualified Annuity Trust, and 9,619,763 shares held by the James K. Schuler Revocable Living Trust. Mr. Schuler is the sole trustee of the James K. Schuler Revocable Living trust and the James K. Schuler 1998 Qualified Annuity Trust. Mr. Schuler, Ms. Jones and three of Mr. Schuler's other children not sharing the same household serve as directors of The James and Patricia Schuler Foundation.

(3)
WPH-Schuler, LLC was formed as a holding company to hold the shares of the Company's Class B Common Stock that were issued in exchange for the ownership interests in Western Pacific. The principal members of WPH-Schuler, LLC are Apollo Real Estate Investment Fund, L.P., Blackacre WPH, LLC and Highridge Pacific Housing Investors, L.P. WPH-Schuler, LLC will dissolve no later than two years and two days after completion of the merger. The ownership of Class B Common Stock was calculated as of March 31, 2001, assuming a $14.00 per share price. The actual number of shares of our Class B Common Stock to be distributed by WPH-Schuler, LLC to its owners will depend on the stock price for our Class A Common Stock in effect at the time of a distribution or sale of the stock, as well as other factors and may vary significantly from that shown in the table above. The members of WPH-Schuler, LLC share voting power for the shares of the Company's Class B Common Stock held by WPH-Schuler, LLC. WPH-Schuler, LLC's address is 400 Continental Blvd., Suite 100, El Segundo, California 90245.

(4)
The managing general partner of Apollo Real Estate Investment Fund, L.P. is Apollo Real Estate Advisors, L.P. The general partner of Apollo Real Estate Advisors, L.P. is Apollo Real Estate Management, Inc. Two of our directors, Mr. Koenigsberger and Mr. Neibart, are affiliated with Apollo Real Estate Investment Fund, L.P. Mr. Koenigsberger and Mr. Neibart disclaim beneficial ownership of shares in which they do not have a pecuniary interest. Apollo Real Estate Investment Fund, L.P.'s address is 1301 Avenue of the Americas, 38th Floor, New York, New York 10019.

(5)
The general partner of Highridge Pacific Housing Investors, L.P. is WP Acquisitions, Inc. Three of the limited partners of Highridge Pacific Housing Investors, L.P., MJL Associates, L.P., SAB Associates, L.P., and DEM Associates, L.P., share beneficial ownership with WP Acquisitions, Inc. Mr. Rosenfeld beneficially owns DEM Associates, Inc. Mr. Rosenfeld is one of our directors, and he disclaims beneficial ownership of shares in which he does not have a pecuniary interest. Mr. Rosenfeld will have no pecuniary interest in these shares if the market price of our Class A Common Stock is less than $2.33 per share upon the liquidation of WPH-Schuler LLC. At market prices above this figure, Mr. Rosenfeld will have a progressively larger pecuniary interest. Highridge Pacific Housing Investors' address is 300 Continental Blvd., Suite 360, El Segundo, California 90245.

(6)
Mr. Manchester is a limited partner in Highridge Pacific Housing Investors, L.P. Mr. Manchester disclaims beneficial ownership of shares in which he does not have a pecuniary interest. Mr. Manchester's address is 400 Continental Blvd., Suite 100, El Segundo, California 90245.

(7)
The managing member of Blackacre WPH, LLC is Blackacre Capital Group, L.P. The general partner of Blackacre Capital Group, L.P. is Blackacre Capital Management Corp. Ultimate voting and dispositive power over the securities held in the name of Blackacre WPH, LLC is exercised by Stephen A. Feinberg. Blackacre WPH's address is 450 Park Avenue, 28th Floor, New York, New York 10022.

(8)
Represents shares beneficially owned by subsidiaries of Franklin Resources, Inc. according to an amended Schedule 13G-A filed February 9, 2001. These subsidiaries advise investment companies and managed accounts which, through contractual arrangements, grant voting and investment power over the securities they hold to the subsidiaries. Franklin Resources' address is 777 Mariners Island Boulevard, San Mateo, California 94404.

(9)
Represents shares beneficially owned by The State of Wisconsin Investment Board according to an amended Schedule 13G-A filed February 9, 2001. The State of Wisconsin Investment Board's mailing address is P.O. Box 7842, 121 East Wilson Street, Madison, Wisconsin 53707.

(10)
Represents shares beneficially owned by Loomis, Sayles & Company according to a Schedule 13G filed February 12, 2001. Includes 1,359,840 shares for which Loomis, Sayles & Company shares investment power and 1,173,260 shares for which Loomis, Sayles & Company has sole voting power. Loomis, Sayles & Company's address is One Financial Center, Boston, Massachusetts 02111.

(11)
Dimensional Fund Advisors, Inc. furnishes investment advice to four investment companies and serves as investment manager to other commingled trusts and separate accounts. According to a Schedule 13G filed February 2, 2001, these investment companies, trusts and accounts owned all 1,396,300 shares. In its role as investment advisor or manager, Dimensional Fund Advisors has both voting and investment power over all of these shares. Dimensional Fund Advisors disclaims beneficial ownership of these shares. Dimensional Fund Advisors' address is 1299 Ocean Avenue, 11th Floor, Santa Monica, California 90401.

(12)
Greenwood Properties Corp.'s address is 130 Liberty Street, New York, New York 10006.

(13)
Represents shares contributed by Mr. Schuler to three exchange funds. According to a Schedule 13G filed September 13, 1999, each fund shares voting and investment power with Goldman Sachs Management Partners, L.P. and Goldman Sachs Asset Management, a separate operating division of Goldman Sachs & Co. Mr. Schuler disclaims beneficial ownership of these shares. Goldman Sachs Asset Management's address is 1 New York Plaza, New York, New York 10004.

(14)
Mr. Connelly is a limited partner of Highridge Pacific Housing Investors, L.P. He disclaims beneficial ownership of shares in which he does not have a pecuniary interest. Mr. Connelly's address is 400 Continental Blvd., Suite 100, El Segundo, California 90245.

(15)
Includes 27,500 shares issuable to Mr. Bevilacqua upon the exercise of stock options that are exercisable within 60 days of the date of this table.

(16)
Includes 44,808 shares issuable to Mr. Hart upon the exercise of stock options that are exercisable within 60 days of the date of this table.

(17)
Includes one share over which Ms. Jones has sole voting and investment power, 36,600 shares over which Ms. Jones shares voting and investment power with her spouse, 88,817 shares issuable to Ms. Jones upon the exercise of stock options that are exercisable within 60 days of the date of this table and 60,000 shares which Ms. Jones has the right to purchase upon the exercise of stock options which Ms. Jones was granted on January 1, 2001 by Mr. Schuler. Ms. Jones is Mr. Schuler's daughter.

(18)
Includes 32,844 shares issuable to Mr. Tonokawa upon the exercise of stock options that are exercisable within 60 days of the date of this table.

(19)
Mr. Knapp is a limited partner of Highridge Pacific Housing Investors, L.P. He disclaims beneficial ownership of shares in which he does not have a pecuniary interest. Mr. Knapp's address is 400 Continental Blvd., Suite 100, El Segundo, California 90245

Executive Officers

    The following table sets forth the names, ages and positions of each of the Company's executive officers. Subject to rights pursuant to any employment agreements, officers of the Company serve at the pleasure of the Board of Directors.

Name	Age*	Position
James K. Schuler	62	Co-Chairman, President, and Chief Executive Officer
Eugene S. Rosenfeld	67	Co-Chairman
Craig A. Manchester	33	Executive Vice President and Chief Operating Officer
Pamela S. Jones	40	Executive Vice President, Chief Investment Officer and Director
Thomas Connelly	52	Senior Vice President and Chief Financial Officer
C. Evan Knapp	39	Senior Vice President - California Homebuilding Operations
Douglas M. Tonokawa	42	Vice President of Finance and Chief Accounting Officer

*
As of July 1, 2001

    The following is a biographical summary of the experience of the executive officers of the Company (other than Mr. Schuler, Mr. Rosenfeld and Ms. Jones, each of whom is a director and is described above.)

    Craig A. Manchester is our Executive Vice President and Chief Operating Officer. Mr. Manchester was the Chief Operating Officer of Western Pacific since January 1997 and became its President in August 1998. From September 1994 through December 1995, Mr. Manchester was Western Pacific's Vice President-Capital Markets and was the founder and Division President of Western Pacific's San Diego operation beginning in January 1996. Prior to September 1994, Mr. Manchester was a Director of Capital Markets for Highridge Partners, L.P., where his responsibilities included all of the financing activities of Western Pacific.

    Thomas Connelly is our Senior Vice President, Chief Financial Officer and Secretary. Mr. Connelly was the Senior Vice President and Chief Financial Officer of Western Pacific since April 1997. From November 1996 to April 1997, Mr. Connelly was Senior Vice President and Chief Financial Officer of The Forecast Group, LP, a California homebuilder. From August 1988 to November 1996, he was Senior Vice President and Chief Financial Officer of Washington Homes, Inc. From September 1992 until February 2001, Mr. Connelly also served as a member of the board of directors of Washington Homes, Inc.

    C. Evan Knapp is our Senior Vice President-California Homebuilding Operations. Mr. Knapp was employed by Western Pacific since inception in December 1993. In April 1998, he assumed the position of Senior Vice President-Operations, having previously served as Western Pacific's Vice President-Sales and Marketing of the Orange County/Inland Empire Division. Mr. Knapp has over 15 years of sales and marketing experience in the homebuilding industry, including previous positions with The Anden Group and Developers Marketing Associates.

    Douglas M. Tonokawa is our Vice President of Finance and Chief Accounting Officer. Mr. Tonokawa was the Vice President of Finance of Schuler Residential since September 1992. From 1982 to September 1992, Mr. Tonokawa was employed at Ernst & Young LLP, a national accounting firm, where he reached the level of Senior Manager.

Executive Compensation

Summary of Cash and Certain Other Compensation

    The following table sets forth the compensation earned by (i) the Company's Chief Executive Officer, (ii) the Company's four other highest-paid executive officers and (iii) an additional executive officer of the Company who was not serving in such capacity at the end of fiscal year 2001, for services rendered in all capacities to the Company and its subsidiaries. No other executive officer who would otherwise have been included in such table on the basis of salary and bonus for the fiscal year ended March 31, 2001 has been excluded by reason of his or her termination of employment or change in executive status during that year. The listed individuals shall be hereinafter referred to as the "Named Executive Officers."

Summary Compensation Table

		Annual Compensation
						Long Term Compensation Awards Securities Underlying Options
Name and principal position	Fiscal year(*)	Salary($)	Bonus($)		Other Annual Compensation($)
James K. Schuler Co-Chairman, President and Chief Executive Officer	2001 2000 1999 1998	650,000 650,000 650,000 650,000	709,120 511,700 428,720 210,390		— — — —	25,000 — — —	(4)
Eugene S. Rosenfeld Co-Chairman	2001 2000 1999	300,000 150,000 150,000	676,590 — —		— — —	25,000 — —	(4)
Craig A. Manchester Executive Vice President and Chief Operating Officer	2001 2000 1999	350,000 350,000 325,000	1,741,475 1,128,726 507,275	(1) (1)(2) (1)(2)	— — —	25,000 — —	(4)
Pamela S. Jones Executive Vice President and Chief Investment Officer	2001 2000 1999 1998	165,000 165,000 165,000 157,500	413,921 305,850 264,360 105,465		— — — —	29,000 10,000 15,000 35,000	(5) (3) (3) (3)
Thomas Connelly Senior Vice President and Chief Financial Officer	2001 2000 1999	250,000 225,000 200,000	676,590 431,490 202,910	(1) (1)(2) (1)(2)	— — —	25,000 — —	(4)
C. Evan Knapp Senior Vice President—California Homebuilding Operations	2001 2000 1999	225,000 225,000 175,000	557,443 323,618 177,182	(1) (1)(2) (1)(2)	— — —	25,000 — —	(4)

*
As the Company's former subsidiary, Schuler Residential, Inc., recently changed its fiscal year-end from December 31 to March 31, information with respect to the former executives of Schuler Residential is presented for the fiscal years ended March 31, 2001, March 31, 2000, December 31, 1999 and December 31, 1998. Information with respect to the former executives of Western Pacific is presented for the fiscal years ended March 31, 2001, March 31, 2000 and March 31, 1999.

(1)
Represents amounts earned in, and attributable to, performance during the applicable fiscal year under Western Pacific's then existing executive bonus plan (or, with respect to Mr. Manchester, his employment agreement) and paid in subsequent periods.

(2)
50% of bonus amounts earned in, and attributable to, fiscal years 1999 and 2000 were subject to each executive's continued employment through the next fiscal year.

(3)
Represents options to purchase shares of common stock of Schuler Residential, which have been converted into options to purchase shares of our Class A Common Stock in connection with the merger.

(4)
Represents options to purchase shares of our Class A Common Stock granted in November 2000.

(5)
Includes (a) options to purchase 25,000 shares of our Class A Common Stock granted in November 2000 and (b) options to purchase shares of common stock of Schuler Residential, which have been converted into options to purchase shares of our Class A Common Stock in connection with the merger.

Stock Options and Stock Appreciation Rights

    The following table contains information concerning the grant of stock options to the Named Executive Officers under the Company's 2000 Stock Option Plan for the fiscal year ended March 31, 2001. Except for the limited stock appreciation rights described in footnote 6 below, no stock appreciation rights were granted to the Named Executive Officers during such fiscal year. The table also lists potential realizable values of such options on the basis of assumed annual compounded stock appreciation rates of 5% and 10% over the life of the options which are set at a maximum of 10 years.

Option Grants in Last Fiscal Year

Individual Grants							Potential Realizable Value at Assumed Annual Rate of Stock Price Appreciation for Option Term
		Percent of Total Options Granted to Employees in Fiscal Year(1)
				Exercise or Base Price Per Share (2)
Name	Number of Securities Underlying Options Granted					Expiration Date
							5% (3)		10% (3)
James K. Schuler	25,000(4)(6)	2.9%			$8.438	11/21/10		$132,665		$336,200
Eugene S. Rosenfeld	25,000(4)(6)	2.9%			$8.438	11/21/10		$132,665		$336,200
Craig A. Manchester	25,000(4)(6)	2.9%			$8.438	11/21/10		$132,665		$336,200
Pamela S. Jones	25,000(4)(6) 4,000(5)(6)	2.9 0.5	% %	$ $	8.438 6.000	11/21/10 4/23/10	$ $	132,665 15,093	$ $	336,200 38,250
Thomas Connelly	25,000(4)(6)	2.9%			$8.438	11/21/10		$132,665		$336,200
C. Evan Knapp	25,000(4)(6)	2.9%			$8.438	11/21/10		$132,665		$336,200

(1)
Based on options for a total of 862,000 shares granted to employees during the fiscal year ended March 31, 2001.

(2)
The exercise price of each option may be paid in cash, in shares of Common Stock valued at fair market value on the exercise date or through a cashless exercise procedure involving a same-day sale of the purchased shares. The Company may also finance the option exercise by loaning the optionee sufficient funds to pay the exercise price for the purchased shares and the federal and state tax liability incurred in connection with such exercise. The Compensation Committee has the authority to reprice outstanding options through the cancellation of those options and the grant of replacement options with an exercise price equal to the lower fair market value of the option shares on the regrant date.

(3)
The potential realizable value is reported net of the option price, but before income taxes associated with exercise. These amounts represent assumed annual compounded rates of appreciation at 5% and 10% only from the date of grant to the expiration date of the option. These amounts are calculated based on the requirements of the Securities and Exchange

  Commission. There is no assurance provided to any executive officer or any other holder of the Company's securities that the actual stock price appreciation over the 10-year option term will be at the assumed 5% and 10% levels or at any other defined level. Unless the market price of the Common Stock does in fact appreciate over the option term, no value will be realized from the option grants made to the executive officers.

(4)
Each option will become exercisable for 25% of the option shares upon completion of one year of service measured from the date of grant. The balance of the option shares will vest in a series of successive equal monthly installments upon the optionee's completion of each additional month of service thereafter. The options were granted on November 22, 2000.

(5)
Each option will become exercisable for 25% of the option shares upon completion of one year of service measured from the date of grant. The balance of the option shares will vest in a series of successive equal monthly installments upon the optionee's completion of each additional month of service thereafter. The options were granted on April 20, 2000.

(6)
Each option will become immediately exercisable for all of the option shares in the event the Company is acquired by merger or the sale of substantially all of the Company's assets or outstanding common stock, unless the option is assumed or otherwise replaced by the acquiring entity. The Company has authority to provide for the acceleration of each option in connection with certain hostile tender offers or proxy contests. Each option includes a limited stock appreciation right pursuant to which the option will automatically be cancelled upon the occurrence of certain hostile tender offers in return for a cash distribution based on the tender offer price per share. Each option has a maximum term of 10 years, subject to earlier termination in the event of the optionee's cessation of service.

Option Exercises and Holdings

    The following table provides information with respect to the Named Executive Officers concerning the exercise of options during the last fiscal year and unexercised options held as of the end of the last fiscal year. Except for the limited stock appreciation rights described in footnote 6 to the Option Grant table above, no stock appreciation rights were exercised during the fiscal year ended March 31, 2001, and no stock appreciation rights were held by such named executive officers as of the end of fiscal 2001.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

					Value of Unexercised In-the-Money Options at Fiscal Year-End (Market price of shares ($12.563) at Fiscal Year-End less exercise price)(1)
		Value Realized (Market price at exercise, less exercise price)($)
			Number of Securities Underlying Unexercised Options at Fiscal Year-End
Name	Shares Acquired on Exercise
			Exercisable	Unexercisable	Exercisable($)	Unexercisable($)
James K. Schuler	—	—	—	—	—	—
Eugene S. Rosenfeld	—	—	—	25,000	—	103,125
Craig A. Manchester	—	—	—	25,000	—	103,125
Pamela S. Jones	—	—	83,400	46,500	538,316	234,230
Thomas Connelly	—	—	—	25,000	—	103,125
C. Evan Knapp	—	—	—	25,000	—	103,125

(1)
As the Company's Common Stock was not trading at the end of the fiscal year, the value of the unexercised in-the-money options is based on the market price of the common stock of Schuler Residential, Inc. (formerly Schuler Homes, Inc.).

Deferred Compensation Plan

    The Company has an unfunded, non-qualified deferred compensation plan for its directors and some of the Company's senior management and certain highly compensated employees. The deferred compensation plan will permit the participants therein to defer receipt of compensation and will also allow the Company to increase a participant's benefit by matching or discretionary amounts subject to a vesting schedule.

    All benefits under the plan will be accounted for in an unfunded book account maintained by the Company. The amounts in such book accounts will increase or decrease based upon the hypothetical investment performance of certain funds the participant is permitted to elect. Distribution of a participant's interest in the plan will ordinarily occur upon a participant's termination of employment with or service as a director of the Company.

Employment Agreements

    James K. Schuler has entered into an employment agreement with the Company in which he has agreed to serve as the Company's Co-Chairman of the Board of Directors, President and Chief Executive Officer. His minimum annual salary will be $650,000 which may be increased, but not decreased, from time to time. Mr. Schuler is entitled to an annual bonus of at least 1.0% of our consolidated annual earnings before taxes. Mr. Schuler is also entitled to participate in any long-term incentive plan that we establish during the term of his employment with us. Mr. Schuler's employment is for a term of three years, and will automatically be extended for an additional year on the first anniversary of the agreement and each subsequent anniversary, unless otherwise terminated. In addition, the term of the agreement shall be automatically extended for 12 months following the effective date of any change in control. If Mr. Schuler's employment is terminated without cause or is terminated in connection with a change of control for which he does not vote to approve, depending on the circumstances he may be entitled to a payment of $5.0 million, the portion of his annual bonus he would have been paid but for the termination and immediate vesting of any long-term incentive rights, including stock options (in addition to accrued but unpaid salary). If Mr. Schuler's employment is terminated at the request of the majority vote of our Board of Directors not in connection with a change of control, or is terminated without cause by the Company not in connection with a change in control, depending on the circumstances he may be entitled to 1% of 90% of our consolidated annual earnings before taxes for the year in which he is terminated, 1% of 80% of our consolidated annual earnings before taxes for the following year, and immediate vesting of any long-term incentive rights, including stock options (in addition to accrued but unpaid salary). In addition, if Mr. Schuler's employment is terminated at the request of a majority of the Board of Directors not in connection with a change of control, depending on the circumstances, he may also be entitled to his base salary for a period of three years following termination.

    The Company has an employment agreement with Craig Manchester. Under the agreement, his minimum annual salary is $350,000 (which amount may be increased, but not decreased, from time to time) plus $50,000 as a partial prepayment of his annual bonus for the following year. Mr. Manchester is entitled to an annual bonus for the fiscal year March 31, 2002 equal to the greater of 2.5% of Western Pacific's annual earnings before taxes (on a pro forma basis assuming the merger had not occurred), or 1.25% of the Company's consolidated annual earnings before taxes. He will be entitled to an annual bonus for subsequent fiscal years equal to 1.25% of the Company's consolidated annual earnings before taxes. Mr. Manchester is also entitled to participate in any long-term incentive plan established by the Company. Mr. Manchester's initial term of employment will end on March 31, 2003. Notwithstanding the foregoing, on March 31, 2002, the initial term will be automatically extended to March 31, 2004, unless his employment agreement is otherwise terminated. The agreement provides for automatic one-year extensions on each March 31 beginning March 31, 2004, unless the agreement is otherwise terminated. In addition, the term of the agreement shall be automatically extended for

24 months following the effective date of any change in control. If Mr. Manchester's employment is terminated, depending on the circumstances, including a change in control, he may be entitled to a portion of the annual bonus he would have earned in the year in which his employment terminated and the following year, monthly payments of his base salary for a period of two years and immediate vesting of any long-term incentive rights including stock options.

Compensation Committee Report on Executive Compensation

    The Compensation Committee (the "Committee") of the Board of Directors sets the base salary of the Company's executive officers and approves individual bonus programs for executive officers. Option grants to executive officers are made by the Committee, and the Committee has complete discretion in establishing the terms of each such grant. The following is a summary of policies of the Committee that affect the compensation paid to executive officers, as reflected in the tables and text set forth elsewhere in this proxy statement.

CEO Compensation

    In April of 2001, the Company entered into the above-described employment agreement with Mr. Schuler. The Committee played no role in the negotiation of this agreement. However, Mr. Schuler's base and incentive bonus compensation is influenced by the following policies. In the fiscal year ended March 31, 2001, Mr. Schuler received a bonus allocation equal to approximately 1% of the overall Company's pretax income before bonus expense related to corporate personnel. Prior to April of 2001, Mr. Schuler had an employment agreement with Schuler Residential, Inc. (formerly Schuler Homes, Inc.) which agreement contained similar terms to the employment agreement currently in effect.

Compensation Philosophy

    The Committee applies a consistent philosophy to compensation for all employees, including executive officers. This philosophy is based on the premise that the Company achievements result from the coordinated efforts of all individuals working toward common objectives. The Company strives to achieve those objectives through teamwork that is focused on meeting the expectations of our customers and stockholders.

  •
  The Company pays competitively. The Company is committed to providing a pay program that helps attract and retain quality employees. To ensure that pay is competitive, the Company compares its pay practices with those of companies in its industry and in the markets in which it operates and sets its pay parameters based on this review. The base salaries for the Company's executive officers approximate the average for the comparison group, reflecting the Company's relative position within the group. The public homebuilders included in the comparison group are substantially the ones included in the industry index reflected on the Performance Graph below.

  •
  The Company pays for relative sustained performance. Executive officers are rewarded based upon the overall Company performance or the performance of specific divisions, as appropriate. Performance is evaluated by reviewing the extent to which strategic and business plan goals are met, including such factors as return on invested capital, profit margins, and results of operations.

  •
  The Company strives for fairness in the administration of pay. The Company strives to balance the compensation paid to particular individuals and the compensation paid to other persons both inside the Company and at comparable companies.

General Compensation Policy

    The Committee's overall policy is to offer the Company's executive officers competitive cash- and equity-based compensation opportunities based upon their personal performance, the financial performance of the Company and their contribution to that performance.

    The principal factors taken into account in establishing each executive officer's compensation package are summarized below. Additional factors may be taken into account to a lesser degree, and the relative weight given to each factor varies with each individual in the sole discretion of the Committee. The Committee may, in its discretion, subject to the above-described employment agreements with Mr. Schuler and Mr. Manchester, apply entirely different factors, such as different measures of financial performance, for future fiscal years.

    Cash-Based Compensation.  The Committee sets base salary for executive officers on the basis of personal performance, the salary levels in effect for comparable positions with other companies in the industry (as discussed above) and the markets in which the Company operates as well as internal comparability considerations. The Committee establishes certain performance-based criteria upon which annual bonuses are based. The criteria may be based upon any one or more of the following measures: return on investment; revenues; backlog; gross margin; sales; general and administrative expenses; pre-tax income; net income; cash flow; earnings per share; return on operating assets; return on equity; operating profit; stockholder return; market share improvement; or economic value added. Currently, the aggregate amount of the Company's annual bonus pool is based on a percentage applied to the particular division's or the overall Company's pretax income. This amount is allocated to employees, including executive officers, taking into consideration the employee's position within the Company, salary level and individual performance, and may be adjusted in the Committee's discretion subject to the above-described employment agreements with Mr. Schuler and Mr. Manchester, based upon such qualitative and quantitative measures and evaluations that the Committee deems appropriate. The Company also has a 401(k) retirement savings plan to which it may make a matching contribution to eligible participants. The Company believes that all employees share the responsibility of achieving profits.

    Long-Term Equity-Based Compensation.  The Committee intends to make stock option grants on a periodic basis. Each grant is designed to align the interests of the executive officers with those of the stockholders and provide each individual with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the business. Each grant generally allows the officer to acquire shares of the Company's common stock at a fixed price per share (the market price on the grant date) over a specified period of time (up to 10 years), thus providing a return to the officer only if he or she remains in the employ of the Company and the market price of the shares appreciates over the option term. The size of the option grant to each executive officer is set at a level that is intended to create a meaningful opportunity for stock ownership based upon the individual's current position with the Company, but the Company also takes into account the size of comparable awards made to individuals in similar positions in the industry (as reflected in external surveys), the individual's potential for future responsibility and promotion over the option term, the individual's personal performance in recent periods and the number of options held by the individual at the time of grant. Generally, as an officer's level of responsibility increases, a greater portion of his or her total compensation will be dependent upon Company performance and stock price appreciation rather than base salary. The relative weight given to these factors varies with each individual in the sole discretion of the Committee.

    The Company has an Employee Stock Purchase Plan (ESPP), which is intended to provide employees, including the executive officers, with the opportunity to acquire a proprietary interest in the Company. The purchase price per share is generally equal to 85% of the fair market value per share of the Company's common stock at the date of purchase. Similar to the stock option grants, the ESPP is designed to closely align the interests of the executive officers with those of the stockholders.

Deduction Limit for Executive Compensation

    Section 162(m) of the Internal Revenue Code of 1986, as amended, generally disallows a tax deduction to publicly held companies for compensation exceeding $1 million paid to certain of the Company's executive officers. The limitation applies only to compensation that is not considered to be performance-based compensation. Compensation that qualifies as performance-based is not taken into account for purposes of this limitation.

    The Compensation Committee has determined that, in view of the Company's growth and industry position, it would be advisable for its proposed incentive bonus plan to meet the requirements of Section 162(m) so that the Company may pay competitive compensation to its senior executives without losing tax deductions available to the Company. Accordingly, last year the Compensation Committee adopted, and the Company's stockholders approved, the Schuler Homes, Inc. 2000 Incentive Bonus Plan. The Company intends that awards to its executive officers under the bonus plan shall qualify for the performance-based compensation exemption under Section 162(m).

    While the Company is structuring its compensation plan to comply with the exemption requirements of Section 162(m), corporate objectives may not always be consistent with the requirements for full deductibility. Accordingly, the Board of Directors and the Compensation Committee reserve the authority to award non-deductible compensation to the Company's executive officers in the future as they deem appropriate.

    It is the opinion of the Committee that the executive compensation policies and plans provide the necessary total remuneration program to properly align the Company's performance and the interests of the Company's stockholders through the use of competitive and equitable executive compensation in a balanced and reasonable manner, for both the short and long-term.

    Submitted by the Compensation Committee of the Company's Board of Directors:

        Thomas Bevilacqua
        Martin T. Hart
        Ricardo Koenigsberger
        David M. Traversi

Performance Graph

    The following performance graph shows the percentage change in cumulative total return to a holder of the Company's Common Stock1, assuming dividend reinvestment, compared with the cumulative total return, assuming dividend reinvestment, of the Standard & Poor's 500 Stock Index and the S&P Homebuilding Index indicated below, during the period from March 31, 1995 through March 31, 2001. The performance graph also includes the cumulative total return of a peer group index2 that the Company used in its proxy statement for the previous fiscal year. The Company has selected the S&P Homebuilding Index rather than the peer group index as a means for comparison in order to provide for comparison against an established industry index.

TOTAL SHAREHOLDER RETURN*

Total Return to Shareholders
(Dividends reinvested monthly)

	ANNUAL RETURN PERCENTAGE Years Ending
Company/Index	Mar96	Mar97	Mar98	Mar99	Mar00	Mar01
SCHULER HOMES INC—CL A	-26.44	-29.69	28.89	-17.24	2.08	105.10
S&P 500 INDEX	32.10	19.82	48.00	18.46	17.94	-21.68
HOMEBUILDING-500	25.94	-3.59	103.08	-21.94	-19.25	74.74
PEER GROUP	30.67	0.47	119.77	-23.02	-13.53	87.23
	INDEXED RETURNS Years Ending
Company/Index	Base Period Mar95	Mar96	Mar97	Mar98	Mar99	Mar00	Mar01
SCHULER HOMES INC—CL A	100	73.56	51.72	66.67	55.17	56.32	115.52
S&P 500 INDEX	100	132.10	158.29	234.27	277.51	327.30	256.35
HOMEBUILDING-500	100	125.94	121.42	246.58	192.48	155.42	271.58
PEER GROUP	100	130.67	131.28	288.51	222.10	192.05	359.57

*
$100 invested on 3/31/95 in stock, group or index.

(1)
As noted above, because the Company had no operations until the April 3, 2001 merger, the data contained in this performance graph is data for Schuler Residential, Inc. (formerly Schuler Homes, Inc.).

(2)
The peer group index consists of the following companies: Centex Corp., DR Horton, Inc., Engle Homes, Inc., Hovnanian Enterprises, Inc.—Class A, KB Home, Lennar Corp., Pulte Homes, Inc., Ryland Group, Inc., Standard Pacific Corp., Toll Brothers, Inc. and Webb (Del E) Corp.

  Notwithstanding anything to the contrary set forth in any of the Company's previous filings made under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings made by the Company under those statutes, neither the preceding Stock Performance Graph nor the Compensation Committee Report is to be incorporated by reference into any such prior filings, nor shall such graph or report be incorporated by reference into any future filings made by the Company under those statutes.

Compensation Committee Interlocks and Insider Participation

    The Compensation Committee held four meetings during the fiscal year ended March 31, 2001. During the fiscal year ended March 31, 2001, the Compensation Committee was comprised of two independent, non-employee directors of the Company, Martin T. Hart and Bert T. Kobayashi, Jr. Neither of these individuals was an officer or employee of the Company at any time during the fiscal year ended March 31, 2001 or at any other time.

    No current executive officer of the Company has ever served as a member of the board of directors or compensation committee of any other entity that has or has had one or more executive officers serving as a member of the Company's Board of Directors or Compensation Committee.

Related Party Transactions

    The Company recently entered into a new lease with Summit Grand Plaza, L.L.C., an affiliate of Highridge Pacific Housing Investors, L.P., the owner of 37.1% of the shares of the Company's Class B Common Stock, for the lease of approximately 14,300 square feet of corporate office space in El Segundo, California. This lease became effective June 1, 2001 and expires in June 2006. Subsequent to entering into the lease, Highridge Pacific Housing Investors, L.P. sold the building to an unaffiliated third party. The Company was also under a sublease agreement with Highridge Partners, Inc. for the Company's prior location for approximately 5,000 square feet. The original expiration was December 2001 with a monthly rent of $11,500, however, the Company agreed with the landlord that the sublease would effectively terminate on June 1, 2001. Our Co-Chairman, Mr. Rosenfeld, is an affiliate of Highridge Partners and of Highridge Pacific Housing Investors. The Company believes the terms of the sublease were no less favorable to it than those that could be obtained from independent third parties in arms-length negotiations.

    Mr. Rosenfeld, previously an officer of Western Pacific and currently Co-Chairman of the Company, beneficially owns approximately 50% of a joint venture that develops real property in Chicago, Illinois and beneficially owned, until the consummation of the merger, 100% of the shares of LAMCO Housing, Inc., an affiliate of Western Pacific. Since 1997, from time to time, Western Pacific or its general partner lent working capital funds to the joint venture at an interest rate of 8.0%. In the period commencing April 1999 through November 2000, aggregate advances of $972,000 were made to the joint venture on a revolving basis. All of the funds lent by Western Pacific to the joint venture have been repaid in full with interest, and the Company does not intend to provide additional working capital loans to the joint venture.

    During the year ended March 31, 2000, Western Pacific loaned $175,000 to Mr. Manchester. The loan is unsecured, bears an interest rate of 7.0% and is due January 2002. The company believes the terms of this loan are no more or less favorable to Mr. Manchester than those he could have obtained from independent third parties in arms-length negotiations.

    Mr. Connelly, Mr. Knapp and five other members of the Company's management are limited partners of Highridge Pacific Housing Investors, L.P. As limited partners, these individuals will share in distributions of the Company's Class B common stock when and if made to Highridge Pacific Housing Investors, but will not have demand registration rights individually under the Registration Rights Agreement dated as of April 3, 2001 by and among the Company, WPH-Schuler, LLC, Apollo Real

Estate Investment Fund, L.P., Blackacre WPH, LLC, Highridge Pacific Housing Investor, L.P., The James and Patricia Schuler Foundation and James K. Schuler, as sole trustee for the James K. Schuler Revocable Living Trust and the James K. Schuler 1998 Qualified Annuity Trust and are not parties to the Stockholders Agreement dated as of April 3, 2001 by and among the Company, WPH-Schuler, LLC, Apollo Real Estate Investment Fund, L.P., Blackacre WPH, LLC, Highridge Pacific Housing Investor, L.P., The James and Patricia Schuler Foundation and James K. Schuler, as sole trustee for the James K. Schuler Revocable Living Trust and the James K. Schuler 1998 Qualified Annuity Trust.

    The Company made a loan to C. Evan Knapp, our Senior Vice President—California Homebuilding Operations, in the amount of $315,547 to provide him with funds to pay income taxes resulting from the taxable income recognized when Mr. Knapp became a partner in Highridge Pacific Housing Investors. The loan amount was based on the income tax applicable to Mr. Knapp, and his right as a partner in Highridge Pacific Housing Investors to receive shares of the Company's stock secures his loan. Mr. Knapp has also personally guaranteed the amount he has borrowed and executed a promissory note in favor of the Company, secured by his interests in Highridge Pacific Housing Investors. The loan bears an interest of 10%. The Company believes that the terms of this loan are no more or less favorable to Mr. Knapp than those he could have obtained from independent third parties in arms-length negotiations.

    All future transactions between the Company and its officers, directors, principal stockholders and affiliates will be approved by a majority of the independent and disinterested members of the Board of Directors, and will be on terms no less favorable to the Company than could be obtained from unaffiliated third parties.

Audit Committee Report

    The Audit Committee reviews the Company's financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the system of internal controls. The Company's independent auditors are responsible for expressing an opinion of the conformity of the Company's audited financial statements with generally accepted accounting principles.

    In this context, the Audit Committee has reviewed and discussed with management and the independent auditors the audited financial statements including discussion of the accounting principles, significant judgments and estimates, and the disclosures contained in the financial statements. The Audit Committee has discussed with the independent auditors the matters required to be discussed by Statement of Auditing Standards No. 61 (Communication with Audit Committees). The Audit Committee also received from the independent auditors the written disclosures required by Independence Standards Board No. 1 (Independence Discussions with Audit Committees) and discussed with them their independence with respect to the Company and its management. Additionally, the Audit Committee has considered whether the independent auditor's non-audit services to the Company are compatible with the auditor's independence.

    In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board approved, that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended March 31, 2001, filed with the Securities and Exchange Commission on July 5, 2001. The Audit Committee and the Board of Directors have also recommended, subject to stockholder approval, the selection of Ernst & Young LLP as the Company's independent auditors for the fiscal year ending March 31, 2002.

    Submitted by the Audit Committee:

        Mr. Thomas A. Bevilacqua
        Mr. Martin T. Hart; and
        Mr. David M. Traversi

    The above report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not be deemed filed under such Acts.

Audit Fees and Other Fees

    The following amounts of fees billed by Ernst & Young LLP relate to the Company, including the Company's former subsidiary, Schuler Residential, Inc.

    For the year ended March 31, 2001, Ernst & Young LLP has charged the Company an aggregate of approximately $228,000 for professional services rendered for the audit of the Company's and its subsidiaries' financial statements for such period and approximately $62,000 for the review of the financial statements included in the Company's and its subsidiaries' Quarterly Reports on Form 10-Q during such period.

    For the year ended March 31, 2001, Ernst & Young LLP billed the Company an aggregate of $309,000 for all other services not described in the preceding paragraph during such period, including approximately $245,000 for professional services rendered in connection with the merger of Schuler Residential and Western Pacific and approximately $64,000 for tax services.

    Ernst & Young LLP did not render professional services relating to financial information systems design and implementation for the fiscal year ended March 31, 2001.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

    Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission (the "SEC") initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten-percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) reports they file. Based solely upon review of the copies of such reports furnished to the Company and written representations that no other reports were required, the Company believes that there was compliance for the fiscal year ended March 31, 2001 with all Section 16(a) filing requirements applicable to the Company's officers, directors and greater than ten-percent beneficial owners.

Annual Report

    The Annual Report of the Company for the fiscal year ended March 31, 2001 has been mailed concurrently with the mailing of the Notice of Annual Meeting and proxy statement to all stockholders entitled to notice of and to vote at the Annual Meeting. The Annual Report is not incorporated into this proxy statement and is not considered proxy soliciting material. In compliance with Rule 14a-3 promulgated under the Securities Exchange Act of 1934, the Company hereby undertakes to provide without charge to each person upon written request, a copy of the Company's Annual Report on Form 10-K, including the financial statements and financial schedules thereto. Requests for such copies should be directed to Schuler Homes, Inc., 400 Continental Boulevard, Suite 100, El Segundo, California 90245, Attention: Investor Relations.

    It is important that your shares be represented at the meeting, regardless of the number of shares which you hold. YOU ARE, THEREFORE, URGED TO EXECUTE PROMPTLY AND RETURN THE ACCOMPANYING PROXY IN THE ENVELOPE WHICH HAS BEEN ENCLOSED FOR

YOUR CONVENIENCE. Stockholders who are present at the meeting may revoke their proxies and vote in person or, if they prefer, may abstain from voting in person and allow their proxies to be voted.

By Order of the Board of Directors,
Thomas Connelly Secretary

July 30, 2001
El Segundo, California

The Board of Directors recommends a vote FOR the nominees for director and FOR Proposals No. 2, and 3. This Proxy, when properly executed, will be voted as specified hereon. This Proxy will be voted FOR the nominees for director and FOR Proposals No. 2 and 3 if no specification is made.	Please mark your vote as indicated in this example /X/

1.  ELECTION OF DIRECTORS:

/ / FOR	/ / WITHHOLD AUTHORITY

To withhold authority for any individual nominee, strike a line through the nominee's name below.

Nominees:

James K. Schuler	Thomas A. Bevilacqua
Eugene S. Rosenfeld	Martin T. Hart
Pamela S. Jones	Ricardo Koenigsberger
Lee Neibart	Arnold Rosenstein
David M. Traversi

2.  To approve the proposed amendment to the Company's Certificate of Incorporation

/ / FOR	/ / AGAINST	/ / ABSTAIN

3.  To ratify the selection of Ernst & Young LLP as the Company's independent auditors.

/ / FOR	/ / AGAINST	/ / ABSTAIN

4.  In their discretion, the Proxies are authorized to vote upon such other matters as may properly come before the meeting.

Please sign exactly as your name(s) is (are) shown on the share certificate to which the Proxy applies. When shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.
SIGNATURE	SIGNATURE	DATE

PLEASE COMPLETE, SIGN AND DATE THIS PROXY AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
PROPOSAL 1 ELECTION OF DIRECTORS
PROPOSAL 2 AMENDMENT TO COMPANY'S CERTIFICATE OF INCORPORATION
PROPOSAL 3 RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS
OTHER MATTERS
Summary Compensation Table
Option Grants in Last Fiscal Year
TOTAL SHAREHOLDER RETURN
Total Return to Shareholders (Dividends reinvested monthly)